Exhibit 99.1
Ascent Media Signs Non-binding Letter of Intent with
Discovery Communications
Transaction would transfer Ascent’s owned-and-operated playout facility based in
Discovery’s European Headquarters to Discovery; Transaction would extend
Ascent’s contract in Asia and deepen long-term relationship
SANTA MONICA, Calif. — December 22, 2009 — Ascent Media Group and Discovery Communications today announced they have signed a non-binding Letter of Intent to transfer ownership of Ascent’s Chiswick Park facility in London to Discovery effective February 2010. The agreement would also extend Ascent’s long-standing role as Discovery’s technology solutions provider in Asia, offering origination, uplink, post production and disaster recovery services out of Singapore. In addition, Discovery will participate in Ascent’s Global Media Exchange (GMX) as a content seller on a trial basis.
Financial terms remain subject to final negotiations. Completion of the transaction is subject to approval by both Ascent’s and Discovery’s Boards of Directors and negotiation of binding, definitive agreements.
“We designed and built the Discovery Networks Europe facility solely for Discovery’s purpose,” said Jose Royo, Chief Executive Officer, Ascent Media Group. “After providing comprehensive operational support for the last five years, now is the perfect time to turn over the operation to Discovery. We wish them great success with the facility.”
“Over the last several years, Discovery has valued Ascent’s partnership in creating a state-of-the-art operational facility that meets the current needs of our nearly 60 channel feeds and 17 unique brands across the UK and EMEA markets,” said John Honeycutt, Chief Media Technology Officer, Discovery Communications. “As Discovery continues to launch new networks and expand our global footprint, the company’s content distribution needs increase and a Discovery owned and operated broadcast facility increases our efficiency, scale and overall capabilities in this region.”
In 2005, Discovery retained Ascent Media to design, build and operate its London-based facility which has since become one of Europe’s most extensive media transmission centers, with the capacity to deliver over 60 television channels in the UK, Europe, Africa and the Middle East. The 10,000-square foot tapeless facility was designed to accommodate emerging multimedia formats including HD television, 3G mobile technologies and broadband content delivery to keep pace with Discovery’s global expansion. Over the course of five years, Ascent has launched more than 50 channels on Discovery’s behalf.

Royo continued, “We believe this letter of intent underscores Discovery’s commitment to Ascent as a leading media services provider to support international growth initiatives. Deepening our relationship with Discovery presents us with greater opportunity to further extend our reach across the Asia Pacific region — one of the fastest growing international markets.”
About Ascent Media Group:
Santa Monica, California-based Ascent Media Group, LLC is a wholly-owned subsidiary of Ascent Media Corporation (Nasdaq: ASCMA). With more than 40 facilities worldwide, Ascent Media Group is a leading provider of fully integrated, end-to-end services for the global digital media supply chain. Guided by our entrepreneurial culture, we blend breakthrough creative with emerging technologies to deliver some of the most advanced and innovative solutions to help film and television studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies make, manage, move and monetize their digital media.
About Discovery Communications:
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world’s number one nonfiction media company reaching more than 1.5 billion cumulative subscribers in 170 countries. Discovery empowers people to explore their world and satisfy their curiosity through 100-plus worldwide networks, led by Discovery Channel, TLC, Animal Planet, Science Channel, Planet Green, Investigation Discovery and HD Theater, as well as leading consumer and educational products and services, and a diversified portfolio of digital media services including HowStuffWorks.com. For more information, please visit www.discoverycommunications.com.
Forward-Looking Statements:
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Discovery Communications and Ascent Media Corporation and their subsidiaries or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the statements and reports of Discovery Communications and Ascent Media Corporation filed or furnished with the Securities and Exchange Commission (and publicly available at the Securities and Exchange Commission’s website, www.sec.gov); general economic and business conditions and industry trends; spending on television advertising, first-run content libraries and existing content libraries; the regulatory and competitive environment of the industries in which Discovery Communications and Ascent Media Corporation operate; rapid technological changes; future financial performance, including availability, terms and deployment of capital; changes in, or failure to comply with, government regulations, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; and competitor responses to Discovery Communications and Ascent Media Corporation’s products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services. These forward-looking statements speak only as of the date of this Release. Discovery Communications and Ascent Media Corporation expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Discovery Communications and Ascent Media Corporation’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
FOR ASCENT MEDIA:
Media Contact:
Gail Laguna
Ascent Media
Glaguna@ascentmedia.com
818-260-6229
Investor Contact:
Erica Bartsch
Sloane & Company
Ebartsch@Sloanepr.com
212-446-1875
FOR DISCOVERY:
Tammy Shea
Tammy_Shea@discovery.com
240-662-6506